EXHIBIT 99.1

Contacts:

Michael Dale, President/CEO	Investors:
763-553-7736	Jennifer Beugelmans, 646-201-5447
Michael Kramer, Acting CFO	Doug Sherk, 415-896-6820
763-557-2222	Steve DiMattia, 646-201-5445 (Media)
ATS Medical’s First Quarter Results Include Record Gross Profit
First Quarter Revenue Increases 11% Year-Over-Year
Surgical Arrhythmia Therapy Revenue Grows 40% Year-Over-Year
First Generation Tissue Heart Valve Limited Launch Planned for Second Quarter
MINNEAPOLIS, May 9, 2007 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the first quarter of 2007. Revenue for the quarter was $10.8 million, up 11.0% from $9.7 million reported in the first quarter of 2006.
Revenue generated from the Company’s surgical arrhythmia therapy products increased 39.6% year-over-year to $1.5 million. Revenue from the Company’s heart valve therapy product lines, consisting of mechanical heart valves, tissue heart valves and repair products, increased 4.2% year-over-year to $9.0 million. Revenues from products and services other than the Company’s mechanical heart valves represented 22.9% of total revenue during the first quarter of 2007 compared with 21.5% in the fourth quarter of 2006 and 14.3% in the first quarter of 2006.
Gross profit as a percent of net sales for the first quarter of 2007 increased to 57.8% from 51.0% for the fourth quarter of 2006 and 48.6% in the first quarter of 2006. Included in cost of goods sold in the first quarter of 2007 were manufacturing expenses of approximately $227,000 related to unabsorbed costs at the Company’s tissue valve facility due to low production volumes.
The operating loss for the first quarter was $4.4 million compared with an operating loss of $2.4 million in the first quarter of 2006. Operating loss for the first quarter of 2007 included non-recurring severance expense of $439,000 and $415,000 of amortization related to the Company’s 3F acquisition and its technology license agreement with CarboMedics. The net loss for the first quarter of 2007 was $4.8 million, or $0.11 per share, compared with a net loss of $1.6 million, or $0.05 per share, in the first quarter of 2006. The net loss for the first quarter of 2006 included a $1.2 million gain related to a change in valuation of derivatives.
“The solid revenue growth and improved gross profit for the first quarter highlight the increased contribution from new products and continued execution of our strategy to reduce manufacturing costs,” commented Michael Dale, Chairman and Chief Executive Officer. “Our gross profit margin improvement reflects the benefits of our revenue diversification strategy, our efforts to reduce our manufacturing costs and leverage our infrastructure.

“During the second quarter we expect to achieve continued revenue growth across all product lines.” continued Mr. Dale. “On the clinical front, we are pleased to announce we’ve launched the pivotal study of our Enable sutureless tissue valve in April beginning with clinical implants outside the US. We are still targeting to begin our US IDE for Enable sometime in the next few months.”
At March 31, 2007, the Company had cash and short-term investments of $21 million. Included in the cash and short-term investments were $15.4 million in net proceeds from the Company’s March 2007 private placement of 8,125,000 shares of common stock.
2007 Outlook
The Company expects full-year 2007 revenue of $46 to $47 million, which reflects year-over-year growth of 13.5% to 16%. Gross profit margin for the year is expected to be in the 60% range.
Conference Call Today
ATS management will host a conference call today, May 9, 2007 at 5:00 p.m. ET to discuss its first quarter financial results and current corporate developments. The dial-in number for the conference call is 866-250-2351 for domestic participants and 303-205-0066 for international participants.
A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode11088661#.
About ATS Medical
ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 135,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3F® brand encompasses multiple tissue heart valve product offerings at varying stages from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus™ annuloplasty products for heart valve repair, SurgiFrost® and FrostByte™ products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.
Safe Harbor
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3F Therapeutics, regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$10,796	$9,730
Cost of goods sold	4,553	4,998

Gross profit	6,243	4,732

Operating expenses:
Sales and marketing	5,916	4,834
Research and development	1,657	405
General and administrative	2,649	1,942

Amortization of intangibles	415	—

Total operating expenses	10,637	7,181

Operating loss	(4,394)	(2,449)

Interest expense, net	(445)	(311)

Change in value of derivative liability bifurcated from convertible senior notes	19	1,185

Net loss	($4,820)	($1,575)

Net loss per share:
Basic and diluted	($0.11)	($0.05)

Weighted average number of shares outstanding:

Basic and diluted	42,052	31,187

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
Assets
Cash and short-term investments	$21,010	$10,704
Accounts receivable	11,670	11,677
Inventories	19,682	18,782
Prepaid expenses	1,313	1,175

Total current assets	53,675	42,338

Property and equipment, net	7,937	8,213
Intangible assets	33,263	33,155
Other assets	1,980	2,134

Total assets	$96,855	$85,840

Liabilities & shareholders’ equity
Accounts payable	$2,330	$3,183
Accrued compensation	2,360	2,589
Other accrued liabilities	3,277	2,457
Current maturities of bank notes payable	994	1,133

Total current liabilities	8,961	9,362

Convertible senior notes payable	17,409	17,394
Bank notes payable	1,050	1,194

Shareholders’ equity	69,435	57,890

Total liabilities & shareholders’ equity	$96,855	$85,840

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities
Net loss	($4,820)	($1,575)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	904	439
Loss on disposal of equipment	—	5
Stock compensation expense	316	199
Non-cash interest expense	112	115
Change in value of convertible senior notes derivative liability	(19)	(1,185)
Changes in operating assets and liabilities	(1,203)	(2,468)

Net cash used in operating activities	(4,710)	(4,470)

Investing activities
Maturities (purchases) of short-term investments, net	2,567	(2,148)
Payments for technology licenses	(23)	—
Purchases of furniture, machinery and equipment	(90)	(97)

Net cash provided by (used in) investing activities	2,454	(2,245)

Financing activities
Advances on notes payable	—	1,500
Repayments on notes payable	(283)	(209)
Net proceeds from sales of common stock	15,464	86

Net cash provided by financing activities	15,181	1,377

Other items	(52)	(47)

Increase (decrease) in cash and cash equivalents	$12,873	($5,385)

ATS Medical, Inc.
Selected Revenue Information
(in thousands)

	Revenue for the three months
	ended March 31,
	2007	2006
Heart valve therapy	$8,992	$8,628
Surgical arrhythmia	1,477	1,058
Surgical tools & accessories	327	44

Total revenue	$10,796	$9,730

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